November 26, 2008
Mr. Anthony A. Nichols, Sr.
1125 Cymry Drive
Berwyn, PA 19312
Dear Tony:
As you know, on November 26, 2008 the Board of Trustees of Brandywine Realty Trust approved an arrangement under which you would evaluate designated land holdings of Brandywine for aggregate compensation not to exceed $30,000. The scope of the contemplated activities is set forth on Attachment 1.
The Company will compensate you for your services at the rate of $500 per hour, subject to the above-referenced aggregate dollar limit, with payments to you subject to required withholdings. The arrangement will have a term of sixty (60) days from the date hereof and, of course, either you or Brandywine may terminate the engagement at any time and for any reason without further obligation under this letter agreement.
Thank you for your willingness to assist with this project.
Sincerely,
BRANDYWINE REALTY TRUST
By:
Name: Gerard H. Sweeney
Title: Chief Executive Officer

555 East Lancaster Avenue, Suite 100	Phone: (610) 325-5600 • Fax: (610) 325-5622
Radnor, PA 19087	www.brandywinerealty.com